Exhibit 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

ELECTIONS FOR INTERIM DIVIDEND IN RESPECT OF THE HALF YEAR FOR THE SIX MONTHS ENDED JUNE, 30 2008

Basingstoke, UK and Philadelphia, US – September 1, 2008 – Shire Limited (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company announced on July 31, 2008 an interim dividend of 2.147 US cents per ordinary share payable on October 9, 2008 to shareholders on the register of members at the close of business on September 12, 2008.

Shareholders are reminded that the final date for submission of elections to receive UK sourced dividends via the Income Access Share arrangements is September 12, 2008.

In the absence of any such elections, previous elections or deemed elections will remain in force.

Shareholders who do not elect (or have not been deemed to elect) to receive UK sourced dividends through the Income Access Share arrangements are reminded that their dividends will be Irish sourced and subject to Irish dividend withholding tax unless the Company's Registrars are in possession of a valid exemption form by September 12, 2008. Exemption forms may be submitted by fax to + 44 (0) 1903 702 006.

Enquiries may be addressed to the Company Registrars' Dividend Planning Team on + 44 (0) 1903 702 715.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE LIMITED

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX